UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2006

Catcher Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50299	62-0201385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

39526 Charlestown Pike

Hamilton, Virginia 20158

(Address of Principal Executive Offices, including zip code)

(540) 882-3087

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sale of Equity Securities.

On November 3, 2006 Catcher Holdings, Inc. (the “Company”) issued Series E Warrants to each holder of the Company’s Series B Warrants, Series C Warrants and Series D Warrants (collectively, the “Participating Warrant Holders”) that exercised at least 50% of such Series B Warrants, Series C Warrants or Series D Warrants held by the Participating Warrant Holder by November 3, 2006. An aggregate of 2,382,611 Series E Warrants were issued to the Participating Warrant Holders and are now outstanding. Each Series E Warrant entitles the holder to purchase one share of Common Stock at $2.50 per share and is exercisable for a period of three years (the “Exercise Period”). The Series E Warrants may not be called by the Company at any time prior to the expiration of the Exercise Period.

The description of the transaction in this report is qualified in its entirety by reference to the Form of Series E Warrant filed with this current report as Exhibit 4.1.

In addition, in connection with the issuance of the Series E Warrants, the Company issued to the Participating Warrant Holders and the holders of the Company’s Series A Warrants that exercised such warrants by November 3, 2006, an aggregate of 2,707,559 shares of its Common Stock upon the exercise of 324,948 outstanding Series A Warrants, 1,334,232 outstanding Series B Warrants, 258,379 outstanding Series C Warrants and 790,000 outstanding Series D Warrants held by such persons. The Company received total proceeds of approximately $3,333,000 in cash upon such exercises net of $27,650 to be paid to the placement agent in accordance with the agreement between the Company and the placement agent.

The Company relied upon the exemptions from the registration requirements under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, for the issuance of the Series E Warrants and the Common Stock issued upon exercise of Series A Warrants, Series B Warrants, Series C Warrants and Series D Warrants.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

4.1	Form of Series E Warrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATCHER HOLDINGS, INC.

November 8, 2006	By:	/s/ DEBRA HOOPES
Debra Hoopes
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Series E Warrant.

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